Exhibit 99.1

Tharimmune Announces $2.08 Million Private Placement

BRIDGEWATER, N.J. / ACCESSWIRE / June 20, 2024 – Tharimmune, Inc. (Nasdaq: THAR) (“Tharimmune” or the “Company”), a clinical-stage biotechnology company developing a portfolio of therapeutic candidates for inflammation and immunology, developing lead candidate, TH104 for chronic pruritus in primary biliary cholangitis announced today that it has entered into a securities purchase agreement for the purchase and sale of an aggregate of 659,545 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to 329,771 shares of common stock at a purchase price of $3.16 per share of common stock (or per common stock equivalent in lieu thereof) and accompanying warrants in a private placement. The warrants will have an exercise price of $3.09 per share and will be exercisable beginning six months after issuance and expire five and one-half years after issuance. The closing of the offering is expected to occur on or about June 21, 2024, subject to the satisfaction of customary closing conditions.

President Street Global is acting as the exclusive placement agent for the offering.

The financing was led by SDS Capital Group along with Gravitas Capital and other biotechnology private investors.

The gross proceeds to the Company from the offering are expected to be approximately $2.08 million, before deducting the placement agent’s fees and other offering expenses payable by the Company, and excluding the proceeds, if any, from the exercise of the warrants. The Company currently intends to use the net proceeds from the offering for clinical development and working capital, including in support of its TH104 development program.

The securities described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the securities described above, including the shares of common stock underlying the warrants, may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a resale registration statement covering the securities described above.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About TH104

TH104 is embedded with nalmefene onto a proprietary transmucosal buccal film that easily adheres to the inside of the mouth. This dosage form endows TH104 with key features making it an ideal product candidate for multiple liver-related and other pruritogenic inflammatory conditions. The molecule has a dual mechanism of action affecting both the µ-opioid and kappa opioid receptors. These opioid receptors when stimulated and/or inhibited by the body’s natural ligands have been known to be involved in the body’s itch circuitry.

About Tharimmune

Tharimmune, Inc. is a clinical-stage biotechnology company developing a portfolio of therapeutic candidates for inflammation and immunology. The Company’s lead clinical-stage asset, TH104, has been observed to suppress chronic, debilitating pruritus or “uncontrollable itching” in PBC, a rare and orphan liver disease with no known cure. The Company’s early-stage immunology pipeline includes novel multi-specific antibodies targeting unique epitopes with novel mechanisms of action against well-known, validated targets in multiple solid tumors, including PD-1, HER2 and HER3. Tharimmune has a license agreement with OmniAb, Inc. to access the company’s antibody discovery technology platform against these and other specified targets. For more information please visit: www.tharimmune.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this press release, including statements regarding the timing and design of Tharimmune’s future Phase 2 trial, Tharimmune’s strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Factors that may cause such differences, include, but are not limited to, those discussed under Risk Factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports filed by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. Subsequent events and developments may cause the Company’s views to change; however, the Company does not undertake and specifically disclaims any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Tharimmune, Inc.

ir@tharimmune.com

LHA Investor Relations

Tirth T. Patel

tpatel@lhai.com

212-201-6614

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